EXHIBIT (h)(1)

Chatsworth Securities LLC

May 31, 2005

The China Fund, Inc.
225 Franklin Street
Boston, MA 02111

Gentlemen:

This letter confirms the terms upon which the Board of Directors agrees to engage Chatsworth Securities, LLC ("Chatsworth" or the "Financial Advisor"), as the exclusive Financial Advisor for The China Fund, Inc. (the "Fund") for the purpose of raising equity by means of a Non-Transferable Rights Offering.

Section 1:    Chatsworth Responsibilities as Financial Advisor

As the Financial Advisor to the Board for the Non-Transferable Rights Offering, Chatsworth's responsibilities will include the following:

•	Advise the Board with regard to all matters relating to the Rights Offering. This will include, but not be limited to, a detailed presentation providing information concerning (1) relevant industry practices, (2) market information on comparable non-transferable rights offering, and (3) issues to be taken into consideration in order for the Board to make a decision that is in the best interests of the Fund and its shareholders as required by both the SEC and applicable fiduciary principles. (We have already provided much of this advice.)

•	Discuss relevant issues with the Board in order to build a record to show that each Board member has understood all such issues and carefully considered them.

•	Advise the Board with the selection of service providers for the Rights Offering and assist with the negotiation of fee agreements for such service providers.

•	Conduct all necessary due diligence.

•	Advise and assist with the preparation of the Rights Offering prospectus and all other documents to be filed with the SEC.

•	Advise the Board on the most appropriate structure, timetable, pricing and all other issues relating to a Rights Offering for The China Fund.

•	Advise on the announcement of the Rights Offering.

•	Contact all institutional shareholders to discuss the terms and conditions and reasons for the Rights Offering. Advise on the selection of the Subscription Agent and the Information Agent and work with them, as needed, with regard to contacting the largest retail shareholders of the Fund.

•	Advise and assist the Board concerning all issues relating to allocation and final pricing with regard to the Primary Subscription Period, the Over-Subscription Privilege and the 25% Secondary-Oversubscription.

The Fund recognizes and confirms that: (i) in performing these services the Financial Advisor will be using and relying on publicly available information and such other information as may be furnished to them or approved by the Fund (collectively, the "Information"); (ii) the Financial Advisor does not assume responsibility for the accuracy and completeness of the Information; and (iii) the Financial Advisor is not responsible for verifying the Information.

The Fund shall be responsible for the contents of any disclosure documents that are approved by the Fund used in the offering of the Securities, and the Fund should maintain that such documents will not, as of the date of any offer or sale of the Securities, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

The Financial Advisor agrees that (1) it will not provide any person any information regarding the Fund other than the Information, and (2) it will keep confidential any Information that is not publicly available.

Section 2:    Fees

For services provided hereunder, the Fund shall pay the Financial Advisor the following compensation:

One percent (1.00%) of the total amount of gross proceeds raised, subject to a "cap" such that total fees and expenses for the rights offering (including the Chatsworth fee) will not exceed 1.2% of the total gross proceeds raised. Thus, the Chatsworth fee will represent the difference between (a) 1.2% of the total amount of the gross proceeds raised and (b) all other fees and expenses incurred for the rights offering.

Section 3:    Expenses

In addition to any fees that may be payable to the Financial Advisor hereunder, the Fund hereby agrees, from time to time upon request, to reimburse the Financial Advisor for all reasonable out-of-pocket marketing and traveling expenses incurred in connection with the Rights Offering. All expenses to be reimbursed must be pre-approved by the Fund, however such pre-approval will not be unreasonably withheld.

In addition, the Fund will bear all legal, consultancy, accounting, printing and other expenses, if any.

Section 4:    Indemnification

The Fund agrees to indemnify, defend and hold harmless the Financial Advisor against any and all loss, liability claim, damage, and expense whatsoever (including, but not limited to, all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened, or any claim whatsoever) arising out of the Fund's negligent failure to discover any untrue statement or alleged untrue statement of a material fact contained in the Information (as from time to time amended and supplemented) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Fund shall not be liable in any such case to the extent that any such loss, claim damage, or liability arises out of or is based upon an untrue statement, or alleged untrue statement or omission or alleged omission made in the Information, or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Fund by the Financial Advisor specifically for use in the preparation thereof.

The Financial Advisor agrees that it will indemnify, defend and hold harmless the Fund, any officer, director, employee, and agent of any of the foregoing from and against any loss, expense, claim, damage, or liability to which they may become subject under any applicable securities law or otherwise (including but not limited to any and all expenses reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever), insofar as any such loss, expense, claim, damage, liability, or actions in respect thereof arises out of or is based on any untrue statement or alleged untrue statement of any material fact or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading made by the Financial Advisor other than in reliance upon and consistent with the Information.

Section 5:    Termination of Engagement

The Financial Advisor's engagement hereunder may be terminated by either the Fund or the Financial Advisor at any time; with or without cause, upon 30 days' written advice to the other party; provided, however, that if the Fund terminates this engagement without cause, the Financial Advisor will be entitled to its full fee under Section 2 hereof in the event that any time prior to expiration of one year after such termination a non-transferable rights offering for the Fund is consummated; and provided, further, the provisions of Sections 2, 3, 4 and 5 shall survive such termination.

The Fund understands and agrees that all advice (written or oral) given by the Financial Advisor to the Fund in connection with the Financial Advisor's engagement hereunder is intended solely for the Fund's benefit and use, and that no such advice shall be used, reproduced, disseminated, quoted or referred to any time, in any manner or for any purpose, nor shall any public reference be made to the Financial Advisor except with the Financial Advisor's prior written consent and except that the Fund shall make such reference to the Financial Advisor in the Registration Statement regarding the rights offering it files with the Securities and Exchange Commission as is required under the Rules of the Commission.

Any controversy or claim arising out of or relating to this contract or the breach thereof shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association at a hearing to be held at Stamford, Connecticut, and judgment upon an award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

Additionally, the Fund agrees that in the event of non-payment of fees or expenses due to the Financial Advisor under this agreement that the Fund will pay for the cost of collection including reasonable attorney's fees.

Please confirm that the foregoing is in accordance with your understandings and agreements with the Financial Advisor by signing the duplicate copy of this letter and returning the same to the undersigned, thereby constituting this a binding agreement between us and our respective successors and assigns to remain in effect for a period of one year from the date of the execution hereof or as later modified and agreed to by the parties.

Sincerely,
/s/ Lee M. Gerkin
Lee M. Gerkin Managing Director Chatsworth Securities LLC

Accepted and agreed to as of the date of this letter

/s/ Gary L. French

Gary L. French
President
The China Fund, Inc.